KAMAN ANNOUNCES CHANGES TO ITS INDUSTRIAL DISTRIBUTION UNIT;
                    TO TAKE $12 MILLION CHARGE

BLOOMFIELD, Connecticut (December 21, 1999)   (NASDAQ:KAMNA) Kaman
Corp. today announced that its industrial distribution subsidiary, Kaman Industrial Technologies Corp., is undertaking initiatives to streamline its operational structure and increase efficiency. As a result, the company will take pre-tax charges of approximately $12 million, or 32 cents per share, in the fourth quarter of 1999.

Paul R. Kuhn, president and chief executive officer, said, "These actions address the challenges presented by increased consolidation and competition in KIT's marketplace. These steps," he said, "include a reorganization of the operation's sales, marketing and field management structure, a consolidation of certain branch locations, and a recently concluded comprehensive review of existing inventories.

"Our overall objective," said Kuhn, "is to enhance the company's competitive position by flattening the organizational and operational structure, reducing costs and improving customer service at all levels. There are opportunities for this business to grow as we get closer to our customers in every way."

Approximately $4 million of the charge represents costs associated with the reorganization of operations, consolidation of branches and closure of certain other facilities. Approximately $8 million represents a write-off of inventory that is considered obsolete or excess to the ongoing organization.

Kaman Corp., is a $1 billion company with businesses in the aerospace, industrial and music markets. Kaman Industrial Technologies, based in Windsor, Conn., is a major industrial distribution company with more than 180 locations throughout North America providing products and services to all types of industry.

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Contact:
J. Kenneth Nasshan
(860) 243-7319
Email: jkn-corp@kaman.com
Internet address: http://www.kaman.com